Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2011, with respect to the consolidated financial statements of Michaels Stores, Inc. included in the Registration Statement on Form S-4 and related Prospectus of Michaels Stores, Inc. for the registration of $800,000,000 7¾% Senior Notes due November 1, 2018.

/s/ Ernst & Young LLP

Dallas, Texas

April 28, 2011